Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports First Quarter 2008 Results

Hamilton, Bermuda, May 8, 2008 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) reported a net loss of $169.2 million ($2.11 per diluted share) for the quarter ended March 31, 2008, compared to net income of $39.0 million ($0.57 per diluted share) for first quarter 2007.  The decline in first quarter 2008 net income resulted principally from a $59.1 million increase over first quarter 2007 in pre-tax loss and loss adjustment expenses ($0.61 per diluted share) and also from a $168.9 million increase over first quarter 2007 of after-tax unrealized losses on credit derivatives ($2.10 per diluted share).  The increase in first quarter 2008 loss and loss adjustment expenses was principally due to $52.9 million in pre-tax loss and loss adjustment expenses ($0.55 per diluted share) for U.S. residential mortgage-backed securities (“U.S. RMBS”) in first quarter 2008.  The Company’s unrealized losses on credit derivatives are due to the decline in market values of the securities referenced by the contracts that the Company writes in credit derivative form.  The Company’s credit derivatives are generally held to maturity and management expects that the unrealized gain or loss on a credit derivative will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.  The Company’s first quarter 2008 unrealized losses on credit derivatives do not include any credit-impairment related loss and loss adjustment expenses but do include a $5.5 million after-tax fair value gain on Assured Guaranty Corp.’s committed capital securities.

Although this quarter we achieved the highest new business production for our direct segment in Assured's history, which shows a strong demand for our financial guaranties, we further downgraded some US RMBS exposures, in particular those related to home equity lines of credit, which generated loss reserves that offset our operating income in the quarter,” stated Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “These further downgrades reflect our uncertainty related to the performance variables embedded in these exposures such as draw rates, prepayment speeds and future default rates.”

Operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles (“non-GAAP financial measure”), was $6.2 million ($0.08 per diluted share) in first quarter 2008 compared to operating income of $46.1 million ($0.67 per diluted share) in first quarter 2007. The decrease in operating income was principally due to $52.9 million of pre-tax loss and loss adjustment expenses ($0.55 per diluted share) in first quarter 2008 associated with RMBS exposures that the Company has guaranteed versus a pre-tax loss and loss adjustment recovery of $0.6 million ($0.01 per diluted share) in first quarter 2007. In addition, first quarter 2007 included $4.1 million ($0.06 per diluted share) in tax benefits from a change in tax treatment of transactions that occurred prior to the Company’s 2004 initial public offering and a $4.0 million pre-tax loss and loss adjustment recovery ($0.02 per diluted share) principally due to aircraft-related transactions in the financial guaranty reinsurance segment. See the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.

Analysis of Net Income
($ in millions)

	1Q-08	1Q-07
Operating income	$6.2	$46.1
Plus: After-tax realized gains (losses) on investments	0.4	(0.2)
Plus: After-tax unrealized losses on credit derivatives(1)	(175.8)	(6.9)
Net (loss) income	$(169.2)	$39.0

Weighted average shares outstanding (in millions):(2)
Basic - GAAP	80.0	67.6
Diluted - GAAP	80.0	68.8
Diluted -non-GAAP	81.3	68.8

Per Diluted Share(2)
	1Q-08	1Q-07
Operating income	$0.08	$0.67
Plus: After-tax realized gains (losses) on investments	—	—
Plus: After-tax unrealized losses on credit derivatives(1)	(2.20)	(0.10)
Net (loss) income	$(2.11)	$0.57

(1) The quarter ended March 31, 2008 included a fair value after-tax gain of $5.5 million ($0.07 per diluted share) related to Assured Guaranty Corp.’s committed capital securities.

(2) The calculations for weighted average diluted shares outstanding and weighted average basic shares outstanding for U.S. GAAP are the same due to the antidilutive effect of options and restricted stock as a result of the net loss for first quarter 2008. However, operating income, a non-GAAP financial measure, for first quarter 2008 is positive, therefore the calculation of weighted diluted shares outstanding for operating income includes the dilutive effect of options and restricted stock.

Non-GAAP Financial Measures

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results. These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of the press release. In each case, if available, the most directly comparable GAAP financial measure is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate its financial results and is comparable to estimates published by analysts in their research reports on Assured. The non-GAAP financial measures included in this press release are: operating income, present value of insurance and credit derivative gross written premiums (“PVP”), losses and loss adjustment expenses (recoveries) – prior presentation, reserve for losses and loss adjustment expenses (recoveries) – prior presentation, net present value of estimated future installment premiums in force and adjusted book value.

Accounting Reclassification

On April 22, 2008, Assured announced that it had adopted a new accounting presentation for its contracts written in credit derivative form effective for first quarter 2008. This change in accounting presentation did not change the amount of Company’s net income, operating income or shareholders’ equity reported under either the new or prior accounting presentation. However, it did result in a reclassification of prior period results that changed certain items in the Company’s balance sheet and income statement. It also changed the Company’s net earned premiums, loss and loss adjustment expenses, total assets and total liabilities. The details of this reclassification were described in the Company’s April 22, 2008 press release, which is available in the news section of the website at www.assuredguaranty.com.

Present Value of Insurance and Credit Derivative Gross Written Premiums

Assured’s first quarter 2008 consolidated new business production as measured by the present value of insurance and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was $276.6 million. This was a 159% increase compared to first quarter 2007 and the highest PVP quarter for the financial guaranty direct segment in the Company’s history. The increase in PVP was due to the growth in the Company’s financial guaranty direct segment, which generated PVP of $255.2 million in first quarter 2008, a 205% increase from the same period last year. Beginning in fourth quarter 2007, Assured’s financial guaranty direct segment has experienced a substantial increase in demand for its insurance and credit derivative financial guaranty products, particularly in the U.S. public finance market. This is partially due to Assured Guaranty Corp. receiving its third triple-A (stable) rating in July 2007, as well as the subsequent affirmation of its triple-A (stable) ratings by the three major global ratings firms since December 2007. In addition, the Company has also benefited from pricing improvements associated with wider credit spreads in the fixed income markets in which the Company operates.

Financial guaranty reinsurance PVP was $21.4 million, a decline of 7% compared to $23.1 million in PVP for first quarter 2007 as a result of limited new business cessions from reinsurance clients other than Financial Security Assurance Inc., Assured Guaranty Re Ltd.’s largest third-party client.

Analysis of PVP(1)

($ in millions)

Gross written premiums (GWP) analysis:

			%
	1Q-08	1Q-07	Change
Present value of financial guaranty and credit derivative GWP (PVP)
Financial guaranty direct
U.S. public finance	$123.3	$8.8	1301%
U.S. structured finance	71.3	44.9	59%
International	60.5	29.9	102%
Total financial guaranty direct	255.2	83.7	205%
Financial guaranty reinsurance(2)	21.4	23.1	(7)%
Total PVP	276.6	106.7	159%
Less: PVP of credit derivatives	93.4	40.3	132%
PVP of financial guaranty GWP	183.2	66.4	176%
Less: Financial guaranty installment premium PVP	36.1	36.9	(2)%
Total: Financial guaranty upfront GWP	147.1	29.5	399%
Plus: Financial guaranty installment GWP	24.7	21.3	16%
Total financial guaranty GWP	171.8	50.8	238%
Plus: Mortgage guaranty segment GWP	0.5	1.0	(50)%
Plus: Other segment GWP	3.5	3.3	6%
Total GWP per income statement	$175.8	$55.2	218%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

Income Statement Highlights:

Total Revenues

Assured’s first quarter 2008 net earned premiums, which includes premiums earned on financial guaranty and mortgage guaranty contracts written in insurance contract form, increased 26% to $46.8 million from first quarter 2007 due to the strong growth in both the Company’s financial guaranty direct and financial guaranty reinsurance segments. Net earned premiums from refundings in both segments totaled $2.4 million ($0.02 per diluted share), a decrease of 51% from $4.9 million ($0.03 per diluted share) in first quarter 2007. Excluding net earned premiums from refundings, consolidated net earned premiums rose 38% over first quarter 2007.

Analysis of Revenues (1)

($ in millions)

			%
Revenues (2)	1Q-08	1Q-07	Change
Net earned premiums	$46.8	$37.0	26%
Net investment income	36.6	31.5	16%
Realized gains and other settlements on credit derivatives	27.6	18.2	52%
Incurred losses on credit derivatives (3)	(3.2)	(0.6)	433%
Total revenues	107.8	86.1	25%
Net realized investment gains (losses)	0.6	(0.3)	NM
Unrealized losses on credit derivatives	(256.4)	(9.7)	NM
Other income	8.5	—	NM
Total revenues per GAAP income statement	$(139.4)	$76.1	NM

NM = not meaningful

(1) Some amounts may not add due to rounding.

(2) Revenues included in operating income. See explanation of non-GAAP financial measures section of this press release.

(3) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

First quarter 2008 financial guaranty direct net earned premiums rose 43% over first quarter 2007 reflecting the growth in net par outstanding for contracts written in financial guaranty form as well as the improvement in pricing on new business since the prior year period.  The financial guaranty direct segment did not have any net earned premiums from refundings in first quarter 2008 but had $1.7 million ($0.01 per diluted share) of refunding net earned premiums in first quarter 2007. Excluding first quarter 2007 refunding net earned premiums, the financial guaranty direct segment’s net earned premiums increased approximately 66% in first quarter 2008.

First quarter 2008 financial guaranty reinsurance net earned premiums rose almost 27% over first quarter 2007 due principally to the facultative reinsurance transaction with Ambac Assurance Corp. that closed in fourth quarter 2007. Net earned premiums from refundings in the financial guaranty reinsurance segment totaled $2.4 million ($0.02 per diluted share) in first quarter 2008, a decline of 25% from $3.2 million ($0.02 per diluted share) in first quarter 2007. Excluding refundings, first quarter 2008 financial guaranty reinsurance net premiums earned rose almost 36% over first quarter 2007.

Assured’s first quarter 2008 net investment income rose 16% over first quarter 2007 due to the approximately 30% increase in average invested assets compared to the prior year period that resulted from both strong cash flows from new business in the last 12 months and the receipt of $304 million in proceeds from Assured’s December 2007 sale of common stock. Pre-tax book yields on the investment portfolio declined to 4.7% in first quarter 2008 from 5.1% in first quarter 2007, consistent with the decline in market interest rates over the past 12 months.

Realized gains and other settlements on credit derivatives, a new income statement line, resulting from the change in accounting presentation for credit derivatives adopted for first quarter 2008, reflect the Company’s earned revenues on credit derivatives net of losses paid/(recovered) and ceding commission income/(expense). In first quarter 2008, Assured’s realized gains and other settlements on credit derivatives rose 52%, reflecting the strong growth in the company’s net par outstanding for credit derivatives, as well as the improvement in new business pricing since the prior year period. First quarter 2008 realized gains and other settlements on credit derivatives included $14,000 of loss recovered compared to $1.3 million in first quarter 2007.

The Company’s incurred losses on credit derivatives, which reflects the change in case and portfolio loss reserves established for credit derivative contracts, was a loss pre-tax of $3.2 million in first quarter 2008 compared to a pre-tax loss of $0.6 million in first quarter 2007. The majority of the increase in incurred losses on credit derivatives was due to Assured’s downgrade of internal ratings on credit derivative contracts for subprime U.S. RMBS.

In first quarter 2008, the Company reported $256.4 million in pre-tax unrealized losses on credit derivatives ($181.4 million after-tax) and $8.5 million in pre-tax other income ($5.5 million after-tax) resulting from the fair value gain related to Assured Guaranty Corp.’s committed capital securities.  Approximately 40% of the unrealized losses on credit derivatives were associated with the Company’s $35 billion in pooled corporate obligations, about 12% were for U.S. commercial mortgage-backed securities (“CMBS”) exposures and approximately 15% were for U.S. RMBS exposures.  The balance of the unrealized losses on credit derivatives were related to structured credit and insurance securitization transactions which were written in credit derivative form.  The Company’s credit derivatives are generally held to maturity and management expects that the unrealized gains or losses on credit derivatives will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.  The Company’s first quarter 2008 unrealized losses on credit derivatives do not include any provisions for credit-related losses or loss adjustment expenses.

Assured’s first quarter 2008 other income of $8.5 million represents the fair value gain on Assured Guaranty Corp.’s committed capital securities, which are required to be measured at fair value. The Company did not have a corresponding income or expense for first quarter 2007.

Total Expenses

Assured’s first quarter 2008 total expenses were $103.4 million compared to $35.8 million in first quarter 2007, an increase of 189% that was largely due to a $59.1 million increase in pre-tax loss and loss adjustment expenses ($0.61 per diluted share) from first quarter 2007. The increase in loss and loss adjustment expenses resulted from a $52.9 million pre-tax loss and loss adjustment expenses ($0.55 per diluted share) in first quarter 2008 for U.S. RMBS exposures written in financial guaranty contract form and the Company’s recognition of $4.0 million in pre-tax loss and loss adjustment recoveries ($0.02 per diluted share) in first quarter 2007 that were principally related to aircraft securitizations in the financial guaranty reinsurance segment.

Analysis of Expenses

($ in millions)

	1Q-08	1Q-07	% Change
Expenses
Loss and loss adjustment expenses (recoveries)	$55.1	$(4.0)	NM
Profit commission expense	1.2	1.6	(25)%
Acquisition costs	11.9	10.9	9%
Other operating expenses	28.6	20.7	38%
Interest and related expenses	6.6	6.6	0%
Total expenses	$103.4	$35.8	189%

NM = Not meaningful

The Company adopted the new industrywide standard accounting presentation for credit derivatives as of March 31, 2008, which has caused a reclassification of loss and loss adjustment expenses for credit derivatives.  In its Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended March 31, 2007, Assured reported loss and loss adjustment expenses (recoveries) of $(4.7) million.   If this prior accounting presentation been in effect for first quarter 2008, Assured would have reported $58.3 million of loss and loss adjustment expenses (recoveries) – prior presentation, a non-GAAP financial measure.  The table below reconciles the non-GAAP financial measure of loss and loss adjustment expenses (recoveries) – prior presentation for first quarter 2008 and first quarter 2007 to the GAAP measure of loss and loss adjustment expenses (recoveries) for the same periods.  The Company’s loss and loss adjustment expenses (recoveries) – prior presentation included $53.8 million ($0.55 per diluted share) for U.S. RMBS in first quarter 2008 compared to $1.7 million ($0.02 per diluted share) in first quarter 2007.

Analysis of Loss and Loss Adjustment Expenses (Recoveries)

($ in millions)

	1Q-08	1Q-07
Loss and loss adjustment expenses (recoveries) - current presentation	$55.1	$(4.0)
Incurred losses on credit derivatives(1)	3.2	0.6
Recoveries on credit derivatives	—	(1.3)
Loss and loss adjustment expenses (recoveries) - prior presentation(2)	$58.3	$(4.7)

(1) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

(2) See explanation of non-GAAP financial measures section of this press release.

First quarter 2008 profit commission expense declined to $1.2 million from $1.6 million in the prior year period as a result of the run-off of the mortgage guaranty segment’s book of business, which has not written any new contracts since first quarter 2005. Acquisition costs, which consist largely of ceding commissions paid by the financial guaranty reinsurance segment to their ceding customers, rose 9% in first quarter 2008 to $11.9 million from $10.9 million in first quarter 2007 due principally to the Ambac facultative reinsurance transaction that closed in fourth quarter 2007.

Assured’s first quarter 2008 other operating expenses increased 38% to $28.6 million compared to $20.7 million in first quarter 2007. This was due to higher employee headcount along with an increase in expenses associated with the accelerated vesting of stock and incentive-based compensation for additional retirement-eligible employees compared to first quarter 2007.

The Company’s first quarter 2008 total provision for income taxes on operating income was a benefit of $1.8 million due to the tax benefit associated with the Company’s first quarter 2008 loss and loss adjustment expense for U.S. RMBS, compared to an expense of $4.3 million in first quarter 2007.

Balance Sheet Highlights:

Total Assets

Assured’s consolidated total assets were $4,062.0 million at March 31, 2008, up almost 8% from $3,762.9 million at December 31, 2007. Total invested assets were $3,308.7 million at March 31, 2008, an increase of 5% from December 31, 2007, and had an average credit rating of AAA and duration of 4.0 years. The Company’s investment portfolio as of March 31, 2008 included $616.4 million of obligations of state and local political subdivisions that have been insured by other financial guarantors. The underlying ratings of these bonds average A+.

Total Liabilities

Assured’s total liabilities were $2,569.4 million at March 31, 2008, up 23% from $2,096.4 million at December 31, 2007. The increase in liabilities was due to the 14% growth in the unearned premium reserves generated by the Company’s new business production in first quarter 2008 and the 42% increase in credit derivative liabilities resulting from the Company’s unrealized mark-to-market loss on derivative securities.  The Company’s after-tax unrealized mark-to-market loss on derivate securities recognized in the balance sheet as of March 31, 2008 was $633.4 million after-tax compared to $452.0 million after-tax as of December 31, 2007. As of March 31, 2008 about 50% of the credit liability was associated with pooled corporate obligations, about 30% was associated with U.S. RMBS and 12% with U.S. CMBS.

Reserves for loss and loss adjustment expenses, which under the new accounting presentation effective for first quarter 2008 includes case and portfolio loss reserves recorded only for contracts written in insurance form, totaled $177.7 million at March 31, 2008, up 41% from $125.6 million recorded at December 31, 2007. The increase was due principally to the addition of $51.4 million in portfolio and case loss reserves for U.S. RMBS exposures written in insurance contract form in the financial guaranty direct and reinsurance segments. Total reserves for loss and loss adjustment expenses for U.S. RMBS securities as of March 31, 2008 were $85.4 million. The Company also recorded an asset for loss salvage recoverables of $24.9 million as of March 31, 2008, which is associated with losses paid on U.S. HELOC exposures.

The Company’s adoption as of March 31, 2008 of the new industrywide accounting presentation for credit derivatives has caused a reclassification of case and portfolio loss and loss adjustment expense reserves for credit derivatives. Under the previous accounting presentation for December 31, 2007, Assured reported total reserves for losses and loss adjustment expenses for insurance and credit derivatives, a non-GAAP financial measure, of $133.8 million. Assured would have reported $189.2 million of total reserves for losses and loss adjustment expenses for insurance and credit derivatives as of March 31, 2008 had the prior presentation been in effect for first quarter 2008. The table below reconciles the non-GAAP financial measure of reserves for losses and loss adjustment expenses for insurance and credit derivatives for March 31, 2008 and December 31, 2007 to the GAAP measure of reserves for losses and loss adjustment expenses. As of March 31, 2008, the Company has $92.1 million of reserves for losses and loss adjustment expenses — prior presentation for U.S. RMBS and a $24.9 million salvage asset.  Of the $92.1 million ,$66.1 million, including the $24.9 million of salvage asset, is associated with Assured’s $2.3 billion in U.S. HELOC net par outstanding.

Analysis of Reserves for Losses and Loss Adjustment Expenses(1)

($ in millions)

	As of
	March 31,	December 31,
	2008	2007
Reserves for losses and loss adjustment expenses - current presentation	$177.7	$125.6
Credit derivative loss reserves	11.5	8.3
Reserves for losses and loss adjustment expenses - prior presentation(2)	$189.2	$133.8

(1) Some amounts may not add due to rounding.

(2) See explanation of non-GAAP financial measures section of this press release.

Shareholders’ Equity

Assured’s shareholders’ equity at March 31, 2008, was $1,492.7 million, a decrease of 10% from $1,666.6 million at December 31, 2007. This decrease was largely due to the unrealized losses on credit derivatives that were recorded in the first quarter of 2008. Book value per share was $18.63 at March 31, 2008, compared to $20.85 at December 31, 2007, a decrease of 11%. The Company’s March 31, 2008 book value per share was reduced by $7.77 per share due to after-tax unrealized losses on credit derivatives and a fair value gain on Assured Guaranty Corp.’s committed capital securities. Book value per share excluding these items was $26.40 at March 31, 2008 compared to $26.43 at December 31, 2007.

Shareholders’ Equity

	As of
	March 31,	December 31,
	2008	2007	% Change
Book value per share outstanding:
Book value	$18.63	$20.85	(11)%
Plus: Net unearned premium reserve, after tax (1)	10.87	9.75	11%
Plus: Net unearned revenue on credit derivatives, after tax (2)	0.22	0.14	57%
Plus: Net present value of estimated future installment premiums in-force, after tax (3)	9.63	9.00	7%
Less: Deferred acquisition costs, after tax	3.05	2.89	6%
Adjusted book value	$36.31	$36.85	(1)%

Book value, excluding net unrealized mark-to-market losses on derivatives(4)	$26.40	26.43	(0)%
Adjusted book value, excluding net unrealized mark-to-market losses on derivatives(4)	$44.08	42.44	4%

(1). Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(2). Unearned revenue less pre-paid reinsurance premiums on credit derivatives, after tax.

(3). Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

(4). Net unrealized mark-to-market losses on derivatives consists of the fair value components of the Company’s contracts written in credit derivative form, which are included in credit derivative assets or liabilities on the balance sheet, and of Assured Guaranty Corp.’s committed capital securities of $16.8 million at March 31, 2008 and $8.3 million at December 31, 2007, which are included in other assets line on the balance sheet.

Adjusted book value, a non-GAAP financial measure, was $36.31 per share at March 31, 2008, compared to $36.85 per share at December 31, 2007. Adjusted book value per share excluding net unrealized mark-to-market losses on derivatives was $44.08 per share at March 31, 2008, an increase of 4% from $42.44 at December 31, 2007, reflecting an 11% increase in the net unearned premium reserve, after tax, and a 57% increase in net unearned revenue on credit derivatives, after-tax.

Subsequent Event: On April 8, 2008, investment funds managed by WL Ross & Co. LLC (“WL Ross”) purchased 10,651,896 shares of the Company’s common equity at a price of $23.47 per share, resulting in proceeds to the Company of $250.0 million. The Company contributed $150.0 million of these proceeds to its subsidiary, Assured Guaranty Re Ltd.  WL Ross has a remaining commitment through April 8, 2009 to purchase up to $750.0 million of the Company’s common equity, at the Company’s option, subject to the terms and conditions of the investment agreement with the Company dated February 28, 2008.

Investor Conference Call: Assured will host a conference call for investors at 7:30 a.m. ET (8:30 a.m. AT) on Friday, May 9, 2008. The conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 866-713-8562 (in the U.S.) or 617-597-5310 (International), passcode 45609309. A replay of the call will be available through June 9, 2008. To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 22668138.

Please refer to Assured’s First Quarter 2008 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets. More information on the Company and its subsidiaries can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

The following section defines non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Present value of insurance and credit derivative gross written premiums or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“credit derivative premiums”) do not measure. Actual future net earned or written premiums and credit derivative premiums may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities, other than the Company’s net estimate of after-tax losses incurred on credit derivatives. Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of both of these gains (losses) is heavily influenced by, and fluctuates, in part, according to market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Losses and loss adjustment expenses (recoveries) – prior presentation and reserve for losses and loss adjustment expenses (recoveries) — prior presentation, which are non-GAAP financial measures, represent the combined incurred loss and loss reserve balances on the income statement and balance sheet, respectively, for insurance and credit derivative contracts. These measures conform to the presentation of this activity prior to the Company’s reclassification of credit derivative activity in the first quarter of 2008. Management believes that the combined presentation of these balances is a useful measure for management, investors and analysts to assess total credit related losses across all of the Company’s product types. Under GAAP effective with the first quarter of 2008, incurred losses on credit derivatives are included in change in fair value of credit derivatives on the income statement and credit derivative liabilities or assets, depending on the net position of each contract, on the balance sheet.

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs. Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in-force premiums and shareholders’ equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our financial guaranty and credit derivative in-force books of business, net of reinsurance and discounted at 6%. Management believes that net present value of estimated future installment premiums in-force is a useful measure for management, investors and analysts because it permits an evaluation of the value of future estimated financial guaranty and credit derivative installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

For adjusted book value, net present value of estimated future installment premiums in force, and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

Consolidated Income Statements *

	Three Months Ended
	March 31,
	2008	2007
	(dollars in millions)
Revenues
Gross written premiums	$175.8	$55.2
Net written premiums	169.7	51.4

Net earned premiums	46.8	37.0
Net investment income	36.6	31.5
Realized gains and other settlements on credit derivatives	27.6	18.2
Incurred losses on credit derivatives	(3.2)	(0.6)
Total revenues	$107.8	$86.1

Expenses
Loss and loss adjustment expenses (recoveries)	55.1	(4.0)
Profit commission expense	1.2	1.6
Acquisition costs	11.9	10.9
Other operating expenses	28.6	20.7
Interest and related expenses	6.6	6.6
Total expenses	$103.4	$35.8

Operating income before (benefit) provision for income taxes	4.4	50.4

Total (benefit) provision for income taxes	(1.8)	4.3

Operating income **	$6.2	$46.1

After-tax realized gains (losses) on investments	0.4	(0.2)
After-tax unrealized losses on credit derivatives	(175.8)	(6.9)

Net (loss) income	$(169.2)	$39.0

*      Some amounts may not add due to rounding.

**   Net income (loss) excluding i) after-tax realized gains (losses) on investments and ii) after-tax  unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities.

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of:
	March 31,	December 31,
	2008	2007
	(dollars in millions )
Assets
Fixed maturity securities, at fair value	$2,815.7	$2,587.0
Short-term investments, at cost which approximates fair value	493.0	552.9
Total investments	3,308.7	3,139.9

Cash and cash equivalents	8.4	8.0
Accrued investment income	28.9	26.5
Deferred acquisition costs	272.7	259.3
Prepaid reinsurance premiums	17.5	13.5
Reinsurance recoverable on ceded losses	8.3	8.8
Premiums receivable	23.9	27.8
Goodwill	85.4	85.4
Credit derivative assets	4.1	5.5
Deferred tax asset	237.5	147.6
Other assets	66.8	40.6
Total assets	$4,062.0	$3,762.9

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$1,014.2	$887.2
Reserves for losses and loss adjustment expenses	177.7	125.6
Profit commissions payable	11.4	22.3
Reinsurance balances payable	4.0	3.3
Current income taxes payable	10.3	0.6
Funds held by Company under reinsurance contracts	29.0	25.4
Credit derivative liabilities	885.7	623.1
Senior Notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.7	149.7
Liability for tax basis step-up adjustment	9.7	9.9
Other liabilities	80.3	51.9
Total liabilities	2,569.4	2,096.4

Shareholders’ equity
Common stock	0.8	0.8
Additional paid-in capital	1,027.9	1,023.9
Retained earnings	412.4	585.3
Accumulated other comprehensive income	51.6	56.6
Total shareholders’ equity	1,492.7	1,666.6

Total liabilities and shareholders’ equity	$4,062.0	$3,762.9

* Some amounts may not add due to rounding.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward looking statements, including its calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding unrealized losses on credit derivatives, future credit losses, pricing, ratings, capital adequacy, business growth and direct production could be affected by many events.  These events include a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Assured Guaranty:

Investors:

Sabra Purtill, CFA

Managing Director, Global Communications and Investor Relations

212-408-6044

441-299-9375

spurtill@assuredguaranty.com

Fixed Income Investors:

Michael Walker

Director, Fixed Income Investor Relations

212-261-5575

mwalker@assuredguaranty.com

Media:

Ashweeta Durani

Vice President, Communications

212-408-6042

adurani@assuredguaranty.com

Dawn Dover
Kekst and Company Incorporated
212-521-4817

dawn-dover@kekst.com